UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2016 (October 28, 2016)

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

145 Rio Robles
San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 579-2800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2016, Extreme Networks, Inc., a Delaware corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, Silicon Valley Bank, as administrative agent (the “Agent”), and the financial institutions that are a party thereto as lenders (“Lenders”).

The Credit Agreement provides for a $50 million five-year revolving credit facility (the “Revolving Facility”) and a $90.5 million five-year term loan (the “Term Loan” and together with the Revolving Facility, the “Senior Secured Credit Facilities”). On October 28, 2016, the Company borrowed approximately $100.5 million under the Senior Secured Credit Facilities in order to pay off existing debt and to finance the acquisition described in Item 2.01 of this Current Report on Form 8-K.

Borrowings under the Senior Secured Credit Facilities will bear interest, at the Company’s election, as of October 28, 2016, at a rate per annum equal to LIBOR plus 2.50% to 3.50%, or the adjusted base rate plus 0.75% to 1.50%, based on the Company’s Consolidated Leverage Ratio. In addition, the Company is required to pay a commitment fee of between 0.375% and 0.50% quarterly (currently 0.50%) on the unused portion of the Revolving Facility, also based on the Company’s Consolidated Leverage Ratio. Principal installments are payable on the Term Loan in varying percentages quarterly starting December 31, 2016 and to the extent not previously paid, all outstanding balances are to be paid at maturity. The Senior Secured Credit Facilities are secured by substantially all of the Company’s assets and are jointly and severally guaranteed by the Company and certain of its subsidiaries.

Financial covenants under the Credit Agreement require the Company to maintain a minimum consolidated fixed charge coverage ratio of at least 1.25:1.00 at the end of each fiscal quarter. In addition, the Company’s Consolidated Quick Ratio at the end of any fiscal quarter shall not be less than 1.15:1.00. Also the Company’s Consolidated Leverage Ratio shall not be greater than (i) 3.00:1.00 at the end of the fiscal quarters ending September 30, 2016 and December 31, 2016, (ii) 2.75:1.00 at the end of the fiscal quarter ending March 31, 2017, (iii) 2.50:1.00 at the end of the fiscal quarter ending June 30, 2017, (iv) 2.25:1.00 at the end of the fiscal quarter ending September 30, 2017, and (v) 2.00:1.00 thereafter. The Credit Agreement also includes covenants and restrictions that limit, among other things, the Company’s ability to incur additional indebtedness, create liens upon any of its property, merge, consolidate or sell all or substantially all of its assets.

The Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the material breach of any of representations and warranties, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of the Company. The amounts outstanding under the Senior Secured Credit Facilities may be accelerated upon certain events of default.

The above description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is planned to be filed with the Company’s Form 10-Q for the first fiscal quarter of 2017.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 28, 2016, the Company completed the purchase of the wireless LAN business (the “Business”) of Zebra Technologies Corporation, a Delaware corporation (“Zebra”), pursuant to that certain Asset Purchase Agreement, dated as of September 13, 2016, by and between the Company and Zebra (the “Purchase Agreement”). Upon closing the transaction (the “Closing”), the Company paid a cash purchase price of $55 million, subject to certain adjustments related to net working capital and deferred revenue of the Business, which was funded with the proceeds from the Company’s borrowing under the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K and certain cash on hand.

Other than the Purchase Agreement, there are no material relationships between the Company and Zebra or any of their respective affiliates.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was included as an exhibit to the Company’s Current Report on Form 8-K previously filed on September 15, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTREME NETWORKS, INC.

Dated: October 31, 2016	/s/ Katy Motiey
	Name:	Katy Motiey
	Title:	Executive Vice President, Chief Administrative Officer – Human Resources, Legal and Secretary